Exhibit 99.1

Dear colleagues, clients and shareholders,

I learned recently that I will need to have heart surgery. While this is obviously a major procedure, it is not uncommon. Fortunately, I’ve been advised by my doctors that my situation is very fixable and that I can expect a full recovery.

I plan to have this surgery on Friday. During the time I am hospitalized, Aircastle’s board of directors has appointed our CFO, Mike Inglese, to also serve as Acting CEO. I will resume my responsibilities as soon as I am able. My plan is to gradually shift from part-time to full time work over the next several weeks as my recovery progresses. I discussed this approach with our board and they are fully supportive.

As you all know, we have an outstanding team so our company will continue moving forward during the short time that I will be away from work. I appreciate your support and good wishes.

/s/ Ron